Exhibit (d)(1)

INVESTMENT ADVISORY AGREEMENT
GLOBAL X FUNDS
AGREEMENT made this 2nd day of July, 2018 between Global X Management Company, LLC, a Delaware limited liability company ("Adviser"), and Global X Funds, a Delaware statutory trust ("Trust"), on behalf of each series of the Trust listed on the attached Exhibit A as such Exhibit may be amended from time to time (each series is hereinafter referred to as a "Fund").

WHEREAS, the Adviser is principally engaged in the business of rendering investment management services and is registered with the Securities and Exchange Commission ("SEC") as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

WHEREAS, the Trust is an open-end management investment company, registered with the SEC under the Investment Company Act of 1940, as amended ("1940 Act") and structured to offer shares of beneficial interest in the form of creation units ("Shares") in its Funds, each of which is an exchange traded fund; and

                 WHEREAS, the Trust presently intends to offer Shares of each Fund listed on Exhibit A hereto; and

WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to the Trust and each of the Funds, and the Adviser is willing to so render such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, it is agreed between the Trust and the Adviser as follows:

1. Appointment of Adviser.

(a)       The Trust hereby appoints the Adviser to act as investment adviser to the Trust and each of its Funds for the periods, in the manner, and on the terms and conditions herein set forth, subject to the supervision of the Board of Trustees of the Trust ("Board"). The Adviser accepts such appointment for the compensation herein provided and agrees to render the services and assume the obligations set forth in this Agreement commencing on the date that each Fund is offered to the public ("Effective Date").

(b)       In the event that the Trust establishes one or more Funds (other than the current Funds) and desires to retain the Adviser to act as investment adviser for such new Funds, the Trust shall notify the Adviser in writing. If the Adviser is willing to render such services under this Agreement for any new Funds, the Adviser shall notify the Trust in writing and such new Funds shall be subject to the provisions of this Agreement to the same extent as the current Funds except to the extent that said provisions (including those relating to the compensation payable by the Trust to the Adviser with respect to any new Funds) are modified with respect to such new Funds in writing by the Trust and the Adviser at that time.

2. Duties of Adviser.

(a)       Subject to the general supervision of the Board, the Adviser shall manage the investment operations of each Fund and the composition of each Fund's assets, including the purchase, retention and disposition thereof. In this regard, the Adviser:

(i)        shall provide supervision of each Fund's assets, furnish a continuous investment program for each Fund in accordance with each Fund's Prospectus and Statement of Additional Information ("SAI") included as part of the Trust's registration statement filed with the SEC, and shall determine, from time to time, what investments or securities will be purchased, retained or sold by each Fund and what portion of the assets of each Fund will be invested or held uninvested as cash;

(ii) shall provide quarterly reports to the Trust's officers and Board concerning the Adviser's discharge of its duties and responsibilities under this Agreement;

(iii)       shall vote proxies, exercise consents, and exercise all other rights appertaining to securities and assets held by each Fund in accordance with the voting policies and procedures approved by the Board;

(iv)      shall, as appropriate, select broker-dealers to execute portfolio transactions for each Fund. All purchase and sale orders will be placed with broker-dealers who are selected by the Adviser as able to provide "best execution" of such orders for the Funds. "Best execution" shall mean prompt and reliable execution at the most favorable securities price, taking into account the other provisions hereinafter set forth. Whenever the Adviser places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of each Fund, in selecting brokers or dealers to execute such orders, the Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services that may enhance the Adviser's research and portfolio management capability generally. It is further understood, in accordance with Section 28(e) of the Securities Exchange Act of 1934 Act, amended ("1934 Act"), that the Adviser may use a broker whose commissions on transactions may exceed the commissions that another broker would have charged for effecting the transactions, provided that the Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of each Fund or the Adviser's overall responsibilities to the Adviser's discretionary accounts;

(v)       may, on occasions when it deems the purchase or sale of a security to be in the best interests of  a Fund,  as well as other fiduciary or agency accounts managed  by the Adviser, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain best execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to such Fund and to such other accounts;

(vi)      shall assist in the preparation and filing of reports and proxy statements (if any) to the shareholders of each Fund, the periodic updating of the registration statement, Prospectus, SAI and other reports and documents for each Fund required to be filed by the Trust with the SEC and other governmental bodies;

(vii)       in connection with its management of each Fund, shall monitor anticipated purchases and redemptions of Shares (including creation units) by shareholders and new investors;

(viii)     shall provide information and assistance as reasonably requested by the other service providers of the Trust in connection with the registration of Shares of each Fund in accordance with applicable state and foreign securities law requirements and regulatory requirements applicable to investors in each Fund;

(ix)      will furnish to the Trust such statistical information with respect to the assets or investments that a Fund (or portions of any Fund) may hold or contemplate purchasing as the Trust or the Board may reasonably request; and

(x)       will furnish to the Board such periodic and special reports as the Board members may reasonably request. In addition, the Adviser agrees to furnish to the Board all currently available standardized performance information and other customary data regarding each Fund.

(b) The Adviser, in connection with its rights and duties with respect to the Trust:

(i)        shall use its best judgment in rendering its services under this Agreement and shall use care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims;

(ii)       shall act in conformity with the Declaration of Trust, By-Laws, registration statement, Prospectuses, SAIs the Trust's exemptive orders, and instructions and directions of the Board members and will use its best efforts to comply with and conform to the requirements of the 1940 Act and all other applicable federal and state laws, regulations and rulings; and

(iii)       shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund or the holders of each Fund's Shares in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Trust, each Fund or to holders of each Fund's Shares to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement or otherwise for breach of this Agreement.

(c) The Adviser shall:

(i)        comply with and conduct its activities under this Agreement in accordance with all applicable securities and tax law and rules, including compliance with the 1940 Act, the Advisers Act, the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") and all other applicable federal and state laws and regulations;

(ii)       use reasonable efforts to manage each Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Internal Revenue Code and the regulations thereunder;

(iii)      maintain a policy and practice of conducting its investment advisory services hereunder independently of the operations of any affiliate of the Adviser;

(iv)      discharge the foregoing responsibilities subject to the control and supervision of the Board and in compliance with such policies and procedures of the Trust (regarding each Fund) that the Board may from time to time establish;

(v)       immediately notify the Trust in the event that the Adviser or any of its affiliates: (I) becomes aware that it is subject to a statutory disqualification that prevents the Adviser from serving as investment adviser pursuant to this Agreement or (II) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Adviser further agrees to notify the Trust immediately of any material fact known to the Adviser respecting or relating to the Adviser or its affiliates that is not contained in the Trust's registration statement regarding each Fund, or any amendment or supplement thereto, but that is required to be disclosed thereon, and of any statement contained therein that becomes untrue in any material respect; and

(vi)      not use inside information that may be in its possession or in the possession of any of its affiliates, nor will the Adviser seek to obtain any such information.

(d)       The Adviser shall initially determine and make any subsequent modifications to the portfolio composition file ("PCF"). The PCF shall specify the amount of the cash component, the identity and number of shares of the securities to be accepted pursuant to each Fund's benchmark index in exchange for "Creation Units"  for each  Fund and the securities that will be applicable that day to redemption requests received for each Fund (and may give directions to the Trust's custodian with respect to such designations).

(e)       In providing investment advisory services to each Fund, the Adviser will provide each Fund with ongoing investment guidance, policy direction, including oral and written research, analysis, advice, statistical and economic data and judgments regarding individual investments, general economic conditions and trends and long-range investment policy.

(f)        The Adviser may delegate some or all of its duties and obligations under this Agreement to one or more investment sub-advisers, including but not limited to delegating the voting of proxies relating to a Fund's portfolio securities in accordance with the proxy voting policies and procedures of such investment sub-adviser; provided, however, that any such delegation shall be pursuant to an agreement with terms agreed upon by the Board members and approved in a manner consistent with the 1940 Act. However, no such delegation shall relieve the Adviser of its duties and obligations with respect to the management of each Fund's assets pursuant to this Agreement and in accordance with applicable law.

(g)       The Adviser shall treat as confidential and proprietary information regarding each Fund, including each Fund's records and other information relative to each Fund and its prior, current or potential shareholders. The Adviser shall not use such records and information for any purpose other than the performance of its duties and responsibilities under this Agreement, except after prior notification to and approval in writing by the applicable Fund, which approval shall not be unreasonably withheld and may not be withheld where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by such Fund.

(h)       The services of the Adviser hereunder are not deemed exclusive and the Adviser shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby.

(i) The Adviser will promptly notify the Trust in writing of the occurrence of any of the following events:

(i)        the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

(ii)       the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and/or

(iii)       the chief executive officer or controlling stockholder (or partners) of the Adviser or the portfolio manager of any Fund changes or there is otherwise an actual change in control or management of Adviser.

3.          Expenses. During the term of this Agreement, the Adviser shall pay all costs incurred by it in connection with the performance of its duties under this Agreement and shall pay the compensation and expenses of all of its partners, members, officers and employees who serve as trustees, officers and executive employees of the Trust (including the Trust's share of payroll taxes), and the Adviser shall make available, without expense to each Fund, the service of its partners, members, officers and employees who may be duly elected officers of the Trust, subject to their individual consent to serve and to any limitations imposed by law.

4.          Compensation. As compensation for the services provided and expenses assumed by the Adviser under this Agreement, the Trust will arrange for each Fund to pay the Adviser at the end of each calendar month an advisory fee computed daily at an annual rate equal to the amount of average daily net assets listed opposite each Fund's name in Exhibit A, attached hereto. The "average daily net assets" of each Fund shall mean the average of the values placed on each Fund's net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of each Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if each Fund lawfully determines the value of its net assets as of some other time on each business day, as of such other time. The value of net assets of each Fund shall always be determined pursuant to the applicable provisions of the Declaration of Trust and the registration statement. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this Section 4, the value of the net assets of each Fund as last determined shall be deemed to be the value of its net assets as of the close of the New York Stock Exchange, or as of such other time as the value of the net assets of each Fund's portfolio may lawfully be determined, on that day. If the determination of the net asset value of the Shares of each Fund has been so suspended for a period including any month end when the Adviser's compensation is payable pursuant to this Section 4, then the Adviser's compensation payable at the end of such month shall be computed on the basis of the value of the net assets of each Fund as last determined (whether during or prior to such month). If each Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Section 4.

5. Books and Records.The Adviser agrees to maintain, and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, such records as are required to be maintained by Rule 31a-1 under the 1940 Act (other than clause (b) (4) and paragraphs (c), (d) and (e) thereof). The Adviser further agrees that all records which it maintains for the Trust are the property of the Trust and it shall surrender promptly to the Trust any of such records upon the Trust's request.

6. Indemnification.

(a)       The Trust hereby agrees to indemnify and hold harmless the Adviser, its directors, officers, and employees and each person, if any, who controls the Adviser (collectively, "Indemnified Parties") against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act, the 1940 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

(i)        any untrue  statement or  alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in the registration statement, the Prospectus, the SAI, or any application or other document filed in connection with the qualification of the Trust or Shares of the Trust under the Blue Sky or securities laws of any jurisdiction ("Application"), except insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission either pertaining to a breach of the Adviser's duties in connection with this Agreement or made in reliance upon and in conformity with information furnished by, through or on behalf of the Adviser for use in connection with the registration statement, any Application, the Prospectus or the SAI; or

(ii)       subject to clause (i) above, the Adviser acting in accordance with the terms hereof; and the Trust will reimburse each Indemnified Party for any legal or other expense incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damages, liability or action.

(b)       If the indemnification provided for in paragraph 6(a) is due in accordance with the terms of such paragraph but is for any reason held by a court to be unavailable from the Trust, then the Trust shall contribute to the aggregate amount paid or payable by the Trust and the Indemnified Parties as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Trust and  such Indemnified Parties in connection with the operation of the Trust, the relative fault of the Trust and such Indemnified Parties, and any other relevant equitable considerations. The Trust and the Adviser agree that it would not be just and equitable if contribution pursuant to this subparagraph (b) were determined by pro rata allocation or other method of allocation which does not take into account the equitable considerations referred to above in this subparagraph (b).  The amount paid or payable as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subparagraph (b) shall be deemed to include any legal or other expense incurred by the Trust and the Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability or action. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(c)       It is understood, however, that nothing in this paragraph 6 shall protect any Indemnified Party against, or entitle any Indemnified Party to indemnification against, or contribution with respect to, any liability to the Trust or its shareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of a reckless disregard to its obligations and duties, under this Agreement or otherwise, to an extent or in a manner inconsistent with the 1940 Act.

7.          Duration and Termination. Insofar as the holders of Shares representing the interests in the Funds are affected by this Agreement, it shall continue, unless sooner terminated as provided herein, for two years after the Effective Date of this Agreement and, insofar as the holders of Shares representing the interests in each of the other Funds are affected by this Agreement, it (as supplemented by the terms specified in any notice and agreement pursuant to paragraph 1(b) hereof) shall continue for each Fund until the second anniversary following the Effective Date of this Agreement with respect to each Fund and thereafter shall continue for periods of one year thereafter so long as such continuance for each Fund is approved at least annually by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and by the Trustees of the Trust or by vote of a majority of the outstanding Shares (as defined with respect to voting securities in the 1940 Act) representing the interests in such Fund; provided, however, that this Agreement may be terminated by the Trust as to any Fund at any time, without the payment of any penalty, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding Shares (as so defined) representing the interests in the Fund affected thereby on sixty (60) days' written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on sixty (60) days' written notice to the Trust. This Agreement shall automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).

8.          Trade Names and Trademarks. The Adviser agrees that the name "Global X" may be used in the name of the Trust and that such name, together with any related logos and any service marks containing the word "Global X," may be used in connection with the Trust's business only for so long as this Agreement (including any continuance or amendment hereof) remains in effect and that such use shall be royalty free. At such time as this Agreement shall no longer be in effect, the Trust will cease such use. The Trust acknowledges that it has no rights to the name "Global X" and such logos or service marks other than those granted in this paragraph and that the Adviser reserves to itself the right to grant the nonexclusive right to use the name "Global X" and such logos or service marks to any other person.

9.          Status of Adviser as Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trustees of the Trust from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

10.        Amendment of Agreement. This Agreement may be amended by mutual consent, and the consent of the Trust must be approved by vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and, to the extent required by the 1940 Act and interpretations thereof by the SEC and its staff, by vote of a majority of the outstanding Shares (as defined with respect to voting securities by the 1940 Act) representing the interests in each Fund affected by such amendment.

11.        Shareholder Liability.  This Agreement is executed by or on behalf of the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the Trust and its assets and property. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

12.        Miscellaneous.   The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware and  shall be binding upon and shall  inure to the benefit of the parties hereto and their respective successors and, to the extent provided in paragraph 7  hereof, each Indemnified Party. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do  anything in violation of any applicable laws or regulations.  Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

ATTEST: GLOBAL X FUNDS

By:	/s/Luis Berruga
Name: Luis Berruga
Title: President

ATTEST: GLOBAL X MANAGEMENT COMPANY LLC

By:	/s/ Joe Costello
Name: Joe Costello
Title: Senior Vice President

EXHIBIT A

Name of Fund	Annual Advisory Fee (as a % of average daily net assets)	Date Fund Approved by Board	Date Board Approved Continuance of I/A/A	Date Fund Commenced Operations
Global X FTSE Nordic Region ETF	0.25%	September 26, 2008	November 14, 2017	August 17, 2009
Global X MSCI Norway ETF	0.25%	October 2, 2009	November 14, 2017	November 9, 2010
Global X MSCI Argentina ETF	0.25%	December 5, 2008	November 14, 2017	March 2, 2011
Global X MSCI Pakistan ETF	0.25%	October 2, 2009	November 14, 2017	April 22, 2015
Global X Emerging Africa ETF	0.25%	October 2, 2009	November 14, 2017
Global X China Consumer ETF	0.25%	October 2, 2009	November 14, 2017	November 30, 2009
Global X China Energy ETF	0.25%	October 2, 2009	November 14, 2017	December 15, 2009
Global X China Financials ETF	0.25%	October 2, 2009	November 14, 2017	December 10, 2009
Global X China Industrials ETF	0.25%	October 2, 2009	November 14, 2017	November 30, 2009
Global X China Materials ETF	0.25%	October 2, 2009	November 14, 2017	January 12, 2010
Global X Silver Miners ETF	0.25%	March 26, 2010	November 14, 2017	April 19, 2010
Global X China Mid Cap ETF	0.25%	June 4, 2010	November 14, 2017
Global X Gold Explorers ETF	0.25%	August 27, 2010	November 14, 2017	November 3, 2010
Global X FTSE Southeast Asia ETF	0.25%	November 17, 2010	November 14, 2017	February 16, 2011
Global X SuperDividend® ETF	0.25%	February 25, 2011	November 14, 2017	June 8, 2011
Global X MLP ETF	0.25%	May 11, 2011	November 14, 2017	April 18, 2012
Global X MLP Natural Gas ETF	0.25%	May 11, 2011	November 14, 2017
Global X MSCI Portugal ETF	0.25%	August 19, 2011	November 14, 2017	November 12, 2013
Global X FTSE Ukraine Index ETF	0.25%	August 19, 2011	November 14, 2017
Global X MSCI Greece ETF	0.25%	August 19, 2011	November 14, 2017	December 7, 2011
Global X Hungary Index ETF	0.25%	August 19, 2011	November 14, 2017
Global X Luxembourg ETF	0.25%	August 19, 2011	November 14, 2017
Global X FTSE Morocco 20 Index ETF	0.25%	August 19, 2011	November 14, 2017
Global X Czech Republic Index ETF	0.25%	August 19, 2011	November 14, 2017
Global X Slovakia Index ETF	0.25%	August 19, 2011	November 14, 2017
Global X Kuwait ETF	0.25%	August 19, 2011	November 14, 2017
Global X MSCI Nigeria ETF	0.25%	August 19, 2011	November 14, 2017	April 2, 2013
Global X FTSE Bangladesh Index ETF	0.25%	August 19, 2011	November 14, 2017
Global X FTSE Sri Lanka Index ETF	0.25%	August 19, 2011	November 14, 2017
Global X Kazakhstan Index ETF	0.25%	August 19, 2011	November 14, 2017

Name of Fund	Annual Advisory Fee (as a % of average daily net assets)	Date Fund Approved by Board	Date Board Approved Continuance of I/A/A	Date Fund Commenced Operations
Global X FTSE Frontier Markets ETF	0.25%	August 19, 2011	November 14, 2017
Global X Central America Index ETF	0.25%	August 19, 2011	November 14, 2017
Global X Central and Northern Europe ETF	0.25%	August 19, 2011	November 14, 2017
Global X Southern Europe ETF	0.25%	August 19, 2011	November 14, 2017
Global X Eastern Europe ETF	0.25%	August 19, 2011	November 14, 2017
Global X Sub-Saharan Africa Index ETF	0.25%	August 19, 2011	November 14, 2017
Global X FTSE Toll Roads & Ports ETF	0.25%	August 19, 2011	November 14, 2017
Global X FTSE Railroads ETF	0.25%	August 19, 2011	November 14, 2017
Global X Land ETF	0.25%	August 19, 2011	November 14, 2017
Global X Cement ETF	0.25%	August 19, 2011	November 14, 2017
Global X Advanced Materials ETF	0.25%	August 19, 2011	November 14, 2017
Global X Social Media ETF	0.25%	August 19, 2011	November 14, 2017	November 14, 2011
Global X SuperIncome™ Preferred ETF	0.25%	February 24, 2012	November 14, 2017	July 16, 2012
Global X SuperDividend® REIT ETF	0.25%	February 24, 2012	November 14, 2017	March 16, 2015
Global X Risk Parity ETF	0.25%	February 24, 2012	November 14, 2017
Global X SuperDividend® U.S. ETF	0.25%	November 16, 2012	November 14, 2017	March 11, 2013
Global X MLP & Energy Infrastructure ETF	0.25%	February 22, 2013	November 14, 2017	August 6, 2013
Global X | JPMorgan Efficiente Index ETF	0.25%	September 5, 2014	November 14, 2017	October 22, 2014
Global X | JPMorgan US Sector Rotator Index	0.25%	September 5, 2014	November 14, 2017	October 22, 2014
Global X MSCI SuperDividend® Emerging Markets ETF	0.25%	November 14, 2014	November 14, 2017	March 16, 2015
Global X SuperDividend® Alternatives ETF	0.25%	March 10, 2015	November 14, 2017	July 13, 2015
Global X Scientific Beta US ETF	0.25%	March 10, 2015	November 14, 2017	May 12, 2015
Global X Scientific Beta Europe ETF	0.25%	March 10, 2015	November 14, 2017	May 12, 2015
Global X Scientific Beta Asia ex-Japan ETF	0.25%	March 10, 2015	November 14, 2017	May 12, 2015
Global X Scientific Beta Developed Markets ex-US ETF	0.25%	March 10, 2015	November 14, 2017
Global X YieldCo & Renewable Energy Income ETF	0.25%	April 21, 2015	November 14, 2017	May 27, 2015
Global X S&P 500® Catholic Values ETF	0.25%	May 29, 2015	November 14, 2017	April 18, 2016
Global X Internet of Things ETF	0.25%	November 13, 2015	November 14, 2017	September 12, 2016
Global X Health & Wellness Thematic ETF	0.25%	November 13, 2015	November 14, 2017	May 9, 2016
Global X FinTech ETF	0.25%	November 13, 2015	November 14, 2017	September 12, 2016
Global X Conscious Companies ETF	0.25%	November 13, 2015	November 14, 2017	July 11, 2016
Global X Education Thematic ETF	0.25%	February 26, 2016	November 14, 2017

Global X Robotics & Artificial Intelligence ETF	0.25%	February 26, 2016	November 14, 2017	September 12, 2016
Global X Longevity Thematic ETF	0.25%	February 26, 2016	November 14, 2017	May 9, 2016
Global X Scientific Beta Emerging Markets ETF	0.25%	April 19, 2016	November 14, 2017
Global X MSCI SuperDividend® EAFE ETF	0.25%	September 9, 2016	November 14, 2017	November 14, 2016

Name of Fund	Annual Advisory Fee (as a % of average daily net assets)	Date Fund Approved by Board	Date Board Approved Continuance of I/A/A	Date Fund Commenced Operations
Global X Founder-Run Companies ETF	0.25%	September 9, 2016	November 14, 2017	February 13, 2017
Global X U.S. Infrastructure Development ETF	0.25%	February 24, 2017	November 14, 2017	March 6, 2017
Global X U.S. Preferred ETF	0.15%	February 24, 2017	November 14, 2017	September 11, 2017
Global X Iconic U.S. Brands ETF	0.25%	September 20, 2017	November 14, 2017	October 16, 2017
Global X Future Analytics Tech ETF	0.25%	February 23, 2018		May 11, 2018
Global X Autonomous & Electric Vehicles ETF	0.25%	February 23, 2018		April 13, 2018
Global X TargetIncomeTM 5 ETF	0.25%	February 23, 2018
Global X TargetIncomeTM US 10-Year Treasury + 2% ETF	0.25%	February 23, 2018
Global X S&P 500® Quality Dividend ETF	0.25%	May 23, 2018
Global X Augmented & Virtual Reality ETF	0.25%	May 23, 2018
Global X E-commerce ETF	0.25%	May 23, 2018
Global X Genomics ETF	0.25%	May 23, 2018
Global X Adaptive U.S. Factor ETF	0.25%	May 23, 2018